Exhibit 23.4

LOCKE LIDDELL & SAPP LLP
Attorneys & Counselors
3400 JPMorgan Chase Tower		(713) 226-1200
600 Travis Street		Fax: (713) 223-3717
Houston, Texas 77002-3095	Austin • Dallas • Houston • New Orleans	www.lockeliddell.com

October 19, 2005

OMNI Energy Services Corp.

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

Ladies and Gentlemen:

We have acted as counsel for OMNI Energy Services Corp., a Louisiana corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-1 (the “Registration Statement”) with respect to the registration of 9,613,670 shares (the “Shares”) of the Common Stock, $.01 par value (the “Common Stock”), of the Company issuable upon either the conversion of Series C 9% Convertible Preferred Stock or the exercise of warrants.

In connection with the foregoing, we have examined or are familiar with the corporate records of the Company, including its Composite Articles of Incorporation, as amended, the Bylaws and minutes of meetings of its directors and stockholders. We have also examined the Registration Statement of the Company, including the related prospectus and other attachments, to be filed with the Securities and Exchange Commission to register the Shares under the Securities Act of 1933, as amended (the “Securities Act”).

We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and, when converted pursuant to the terms of the Series C 9% Convertible Preferred Stock or when issued and paid for in accordance with the terms of the warrants, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the United States of America and the State of Texas. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statements made regarding our Firm and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

/s/ LOCKE LIDDELL & SAPP LLP